FORBEARANCE AGREEMENT


         THIS FORBEARANCE AGREEMENT (the "Agreement") is made this 13th day of December, 2000, by and among NORTHLAND CRANBERRIES, INC., a Wisconsin corporation, (the "Company"), NCI FOODS, LLC, a Wisconsin limited liability company (the "Guarantor"), various financial institutions which are signatories hereto (together with their respective successors and assigns, collectively, the "Banks") and FIRSTAR BANK, N. A., a national banking association formerly known as Firstar Bank Milwaukee, N. A., for itself and as Agent (the "Agent"). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in that certain Credit Agreement by and among the Company, the Banks and the Agent, dated as of March 15, 1999, as amended as of May 1, 1999, December 29, 1999, April 13, 2000 and July 17, 2000 (the "Credit Agreement").

                                R E C I T A L S:

         WHEREAS, the Company is obligated to the Banks pursuant to (i) the Credit Agreement, (ii) the Revolving Credit Notes and (iii) various other documents executed by the Company in favor of the Banks and/or the Agent (the foregoing and any and all documents and agreements evidencing and/or securing any debts, obligations and liabilities of the Company to any of the Banks or the Agent heretofore, now or hereafter made, incurred, or created, arising out of credit previously granted, credit contemporaneously granted, or granted in the future, whether for principal, interest, fees or any other amount shall be hereinafter referred to as the "Obligations"); and

         WHEREAS, the Obligations are secured by, among other things, the personal property described in that certain Security Agreement dated as of March 15, 1999, executed by the Company in favor of the Agent (the "Company Security Agreement") and perfected by various financing statements executed by the Company and filed with the appropriate filing offices as described on Exhibit A attached hereto (the property described in the Company Security Agreement and the financing statements on Exhibit A are hereinafter collectively referred to as the "Company Collateral"); and

         WHEREAS, the Obligations are further secured by, among other things, the fixtures and real properties described in those certain Real Estate Mortgages and those certain Real Estate Mortgages, Security Agreements and Financing Statements (collectively, the "Company Mortgages") granted by the Company in favor of the Agent, each dated as of March 15, 1999, unless otherwise stated on Exhibit B attached hereto, and recorded with the appropriate recording offices as described on Exhibit B (the "Company Real Estate Collateral"); and

         WHEREAS, the Obligations are further secured by, among other things, the intellectual property described in that certain Notice of Grant of Security Interest in Trademarks granted by the Company in favor of the Agent (the "Company IP Grant"), and perfected by (i) financing statements executed by the Company and filed with the appropriate filing office as described on Exhibit A and (ii) recordation with the United States Patent and Trademark Office on April 8, 1999, at Reel 1882, Frame 0794 (the intellectual property described in the Company IP Grant and the financing statements on Exhibit A are hereinafter collectively referred to as the "Company Trademark Collateral"); and

         WHEREAS, the Obligations are further secured by, among other things, the personal property described in that certain Collateral Pledge Agreement dated as of April 13, 2000, granted by the Company in favor of the Agent (the "Collateral Pledge Agreement") (the personal property described in the Collateral Pledge Agreement is hereinafter referred to as the "Cliffstar Collateral"); and

         WHEREAS, the Obligations have been guaranteed pursuant to a continuing Guaranty dated March 15, 1999, executed by Minot Food Packers, Inc. ("Minot"), in favor of the Banks and the Agent (the "Minot Guaranty"); and

         WHEREAS, the Minot Guaranty and the Credit Agreement are secured by, among other things, (i) the personal property described in that certain Security Agreement dated March 15, 1999, granted by Minot in favor of the Agent (the "Minot Security Agreement") and perfected by various financing statements executed by Minot and filed with the appropriate filing offices as described on Exhibit C attached hereto (the property described in the Minot Security Agreement and the financing statements on Exhibit C are hereinafter collectively referred to as the "Minot Collateral"), and (ii) the intellectual property described in that certain Notice of Grant of Security Interest in Trademarks granted by Minot in favor of the Agent (the "Minot IP Grant") and perfected by
(a) financing statements executed by Minot and filed with the appropriate filing office as described on Exhibit C and (b) recordation with the United States Patent and Trademark Office on April 8, 1999, at Reel 1882, Frame 0785 (the intellectual property described in the Minot IP Grant and the financing statements on Exhibit C are hereinafter collectively referred to as the "Minot Trademark Collateral"); and

         WHEREAS, the Credit Agreement is further secured by, among other things, the fixtures and real property described in that certain Real Estate Mortgage Security Agreement and Financing Statement dated March 15, 1999 ("the Minot Mortgage"), granted by Minot in favor of the Agent and recorded on April 1, 1999, at Book 2292, Page 131 with the Cumberland County, New Jersey, Register of Deeds Office (the "Minot Real Estate Collateral"). The Minot Collateral, the Minot Real Estate Collateral and the Minot Trademark Collateral are hereinafter collectively referred to as the "Minot Property"; and

         WHEREAS, Minot has merged into the Company by virtue of the Articles of Merger filed on June 28, 1999, with the New Jersey State Treasury (the "Merger"); and

         WHEREAS, by virtue of the Merger, the Minot Property has become property of the Company and the Agent has a continuing validly perfected security interest in the Minot Property, and, accordingly, as used in this Agreement, the term "Collateral" shall include the Company Collateral and the Minot Collateral, the term "Real Estate Collateral" shall include the Company Real Estate Collateral and the Minot Real Estate Collateral, and the term "Trademark Collateral" shall include the Company Trademark Collateral and the Minot Trademark Collateral, the term "Security Agreement" shall include the Company Security Agreement and the Minot Security Agreement, the term "Mortgages" shall include the Company Mortgages and the Minot Mortgage, and the term "IP Grant" shall include the Company IP Grant and the Minot IP Grant; and

         WHEREAS, in connection with the sale of the Company's "Private Label Juice Business" to Cliffstar Corporation ("Cliffstar") and various other sales of parcels of real estate by the Company, various partial releases of financing statements and partial satisfactions of mortgages were provided to the Company as described on Exhibit D. By virtue of such partial releases and satisfactions, the references to "Collateral," "Real Estate Collateral" and "Trademark Collateral" do not include the property which was the subject of such partial releases and satisfactions; and

         WHEREAS, the Obligations have been guaranteed pursuant to that certain Guaranty dated as of May 1, 1999, executed by the Guarantor in favor of the Banks and the Agent (the "Guaranty"); and

         WHEREAS, the Guaranty is secured by, among other things, the intellectual property described in that certain Grant of Security Interest in Trademarks dated as of May 1, 1999, granted by Guarantor in favor of the Agent (the "Guarantor IP Grant") and perfected by (i) a financing statement executed by Guarantor and filed on September 8, 1999, with the Wisconsin Department of Financial Institutions as Document No. 01879666 (the "Guarantor Financing Statement") and (ii) recordation of that certain Notice of Grant of Security Interest in Trademark (the "Guarantor Trademark Notice") with the United States Patent and Trademark Office (the property described in the Guarantor IP Grant, the Guarantor Financing Statement and the Guarantor Trademark Notice are hereinafter collectively referred to as the "Guarantor Trademark Collateral"); and

         WHEREAS, by virtue of the occurrence of certain Events of Default under the Credit Agreement, including those described in the Agent's letter to the Company dated August 23, 2000, and the Company's failure to pay interest due on September 25, 2000, and each day that interest became due thereafter through the date of this Agreement, together with the failure to pay principal that became due on November 30, 2000 (collectively, the "Current Defaults"), the Company is in default of the Obligations and the Obligations are, at the option of the Banks and the Agent, immediately due and payable; and

         WHEREAS, the Company has requested that the Banks and the Agent forbear from taking action with respect to the Current Defaults in order to allow the Company time to refinance or repay the Obligations; and

         WHEREAS, the Company has provided the Banks and the Agent with certain information regarding the Company; and

         WHEREAS, in reliance upon the representations of the Company, the Banks and the Agent, subject to the terms and conditions of this Agreement, have agreed to forbear for the period through and including February 12, 2001 (the "Forbearance Period"), from pursuing their remedies to collect payment of the full amount due pursuant to the Obligations in order to allow the Company time to refinance or otherwise repay the Obligations.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                A G R E E M E N T

         1. Statement of Indebtedness. The Company acknowledges and agrees that pursuant to the Obligations the Company owes the Banks (i) the principal amount of One Hundred Fifty Five Million Dollars ($155,000,000) on the Revolving Credit Notes as of the date hereof, (ii) accrued and unpaid interest under the Revolving Credit Notes as of the date hereof; (iii) interest accruing in accordance with the Obligations and this Agreement subsequent to the date hereof; and (iv) all fees, costs and expenses (including attorneys' fees) of the Banks and the Agent required to be paid pursuant to the Obligations and this Agreement (collectively, the "Indebtedness"). The Company and the Guarantor agree that the Obligations, the Indebtedness, the Guaranty and any document to which the Company or the Guarantor is a party have not been released or forgiven, that they are a legal, valid and binding obligations of the Company and the Guarantor, that they are payable and/or enforceable in accordance with their respective terms, they are due and payable as of the date of this Agreement, and none are subject to any defenses, counterclaims or setoffs whatsoever. The Company and the Guarantor agree that nothing contained in this Agreement shall (i) nullify, extinguish, satisfy, release, discharge, constitute a novation or otherwise affect any of the Company's or the Guarantor's respective obligations to the Banks, (ii) constitute a waiver of any default or
(iii) vary or waive any of the terms of the Obligations or the Guaranty.

         2. Security Interests of the Banks. The Company and the Guarantor acknowledge and agree that the Security Agreement, the Mortgages, the IP Grant, the Guarantor IP Grant and the Collateral Pledge Agreement (collectively, the "Collateral Documents") are legal, valid and binding obligations of the Company and the Guarantor enforceable in accordance with their respective terms and the Banks and the Agent have a legal, valid, binding, perfected and enforceable security interest and lien, valid against all creditors of and against all purchasers from the Company and the Guarantor (except to the extent otherwise provided in the Wisconsin Uniform Commercial Code with respect to buyers in the ordinary course of business), in the Collateral, the Real Estate Collateral, the Trademark Collateral, the Cliffstar Collateral and the Guarantor Trademark Collateral securing payment of the Indebtedness, and the Collateral, the Real Estate Collateral, the Trademark Collateral, the Cliffstar Collateral and the Guarantor Trademark Collateral are free and clear of all liens whatsoever, other than the lien of the Banks, the Agent and the Permitted Liens. No indenture, mortgage, security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral, the Real Estate Collateral, the Trademark Collateral, the Cliffstar Collateral or the Guarantor Trademark Collateral is recorded or on file with any public office except those in favor of the Banks, the Agent or a holder of a Permitted Lien.

         3. Guaranty. The Guarantor acknowledges and agrees that the Guaranty has not been revoked, released, discharged or forgiven, and is a legal, valid, binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, and is not subject to any defenses, counterclaims or setoffs whatsoever. The Guarantor hereby acknowledges and consents to and agrees to the terms and provisions of this Agreement. Nothing contained herein shall revoke, release, discharge or forgive the obligations of the Guarantor pursuant to the Guaranty.

         4. Conditions Precedent. This Agreement shall become effective upon execution of this Agreement by all parties hereto and the Agent's receipt of the following:

                  (a) An executed mortgage in the form of Exhibit E attached hereto as to the Company's receiving station located in Portland, New York;

                  (b) An opinion of Foley & Lardner as to the matters identified on Exhibit F attached hereto; and

                  (c) an executed amendment to Mortgage in the form of Exhibit G attached hereto.

From and after the Agent's receipt of the mortgage described in (a) above (the "Additional Mortgage"), the term "Mortgages" as used herein shall also include the Additional Mortgage.

         5. Consideration for Forbearance. In consideration of the Banks' and the Agent's agreement to forbear from taking certain actions during the Forbearance Period, the Company agrees that:

                  (a) Upon receipt, but not later than December 22, 2000, the Company shall provide the Agent with an executed copy of an agreement between The Equitable Life Assurance Society of the United States ("Equitable") and the Company, in form and substance satisfactory to the Banks and the Agent in their sole discretion, providing that during the Forbearance Period Equitable (i) will defer all payments of principal and interest which are due or which become due and owing to it from the Company, (ii) will not take any action to foreclose its mortgages on the Company's assets, and (iii) will not accept a surrender or transfer to it of all or any part of its collateral including by way of acceptance of a deed in lien of foreclosure; and

                  (b) Upon receipt, but not later than December 22, 2000, the Company shall provide the Agent with a complete copy of an appraisal of the Company's intangible property including its trademarks and tradenames prepared by Houlihan, Lokey, Howard & Zukin ("Houlihan"), together with copies of all materials provided by the Company to Houlihan and all work papers of Houlihan prepared in connection therewith; and

                  (c) Upon receipt, but not later than December 22, 2000, the Company shall provide the Agent with executed copies of Waivers of Liens substantially in the form of Exhibit H-1 attached hereto as to the warehouse and/or processors listed on Exhibit H-2 attached hereto and in the form of Exhibit H-3 attached hereto as to the landlords listed on Exhibit H-4; and

                  (d) Within three (3) business day of the Company's receipt thereof, the Company shall provide the Agent with such UCC-1 financing statements with respect to the Banks' collateral as are requested by the Agent, each executed by the Company; and

                  (e) Upon receipt, the Company shall provide the Agent with unedited copies of all proposal letters or other writings related to the refinancing of the Obligations, the sale of any assets, or the infusion of new equity; and

                  (f) Upon receipt, but no later than December 22, 2000, the Company shall provide the Agent with a complete copy of an appraisal of the Company's fixed assets including its real property, plants and equipment prepared by Hilco Trading Co., Inc. ("Hilco"), together with copies of all materials provided by the Company to Hilco and all work papers of Hilco prepared in connection therewith; and

                  (g) No later than one (1) business day following the date this Agreement becomes effective, the Company shall deposit in Account Number 754861755 at Firstar Bank, N. A., an account under the sole custody and control of the Agent, acting for itself and as Agent for the Banks (the "Collateral Account"), all funds in the Company's Bank Account Numbers 1129 957, 8026 061, 1137 834 and 1139 178 at Wood
         County National Bank (the "Old Disbursement Accounts"), and in any other accounts other than Payroll Accounts (as hereinafter defined) and shall make no further deposits of any kind into such accounts at Wood County National Bank or any other account other than the Collateral Account. In addition, all payments received by the Company or the Guarantor, including, without limitation, all proceeds of the Collateral, the Real Estate Collateral, the Trademark Collateral, the Guarantor Trademark Collateral, or the Cliffstar Collateral (collectively, the "Proceeds"), shall, upon receipt, be immediately endorsed for deposit in the Collateral Account and deposited in such account in the same form as received by the Company. Until so deposited, the Company shall hold all such payments and Proceeds in trust for and as the property of the Agent and shall not commingle such payments and Proceeds with any of its other funds or property. The Company acknowledges that it does not have any right, title or interest in and to the Collateral Account or any amounts at any time in such account. Amounts deposited in the Collateral Account shall not bear interest and shall not be subject to withdrawal by the Company, except after full payment and discharge of all of the Obligations and termination of all related credit facilities. The Company shall have no right to make or countermand withdrawals from the Collateral Account. The Company hereby pledges to and grants the Agent a security interest in all funds on deposit in the Collateral Account from time to time and all proceeds thereof to secure payment of all of the Obligations whether now existing or hereafter arising; and

                  (h) Except with respect to the Company's established accounts for payment of salaries, wage and related payroll taxes and other deductions (the "Payroll Accounts"), the Company shall as soon as reasonably practicable establish its sole disbursement accounts at Firstar Bank, N. A. (the "Disbursement Accounts") and as soon as checks for such accounts are available no further checks shall be issued from the Old Disbursement Accounts. Until the conclusion of the Forbearance Period or the occurrence of an Event of Default hereunder, upon final payment of checks, instruments or other items received in the Collateral Account which are the proceeds of (i) the Company's accounts receivable, (ii) the proceeds of the Cliffstar Collateral to the extent such proceeds are regularly scheduled payments of principal and interest on the note subject to the Collateral Pledge Agreement, (iii) tax refunds, or (iv) direct payments to the Company by the Secretary of Agriculture from the funds of the Commodity Credit Corporation pursuant to the Agriculture, Rural Development, Food and Drug Administration, and Related Agencies Appropriations Act, 2001, Pub. L. No. 106-387 (collectively, the "Available Proceeds"), the Agent shall, at the direction of the Company, transmit such funds to the Old Disbursement Accounts (but only until such time as the New Disbursement Accounts have been established and there are no longer any outstanding checks from the Old Disbursement Accounts), the New Disbursement Accounts and Payroll Accounts, but only to the extent necessary to pay checks, drafts or other withdrawals which have been presented for payment against such accounts and only to the extent collected funds in the Collateral Account which are Available Proceeds are available within the time allowed by law to honor items presented for payment. Other than the Available Proceeds, any and all Proceeds deposited in the Collateral Account shall be applied as a permanent reduction of the principal amount of the Indebtedness and Obligations; and

                  (i) On or before December 15, 2000, the Company shall pay to the Agent (i) all of the reasonable legal fees and out-of-pocket expenses incurred through the date hereof by the Banks and the Agent in connection with this Agreement and the Obligations and invoiced on or before December 12, 2000, and (ii) Fourteen Thousand Three Hundred Eighty Two Dollars ($14,382), the costs and expenses paid by the Agent in connection with the field audit recently conducted at the Company in August, 2000, by auditors retained by the Agent; and

                  (j) During the Forbearance Period:

                           (i) The Company shall pay all amounts due employees
                  for wages, salary, and benefits together with state and federal taxes (including, without limitation, all sales, withholding and social security taxes) when due;

                           (ii) No later than each Thursday, the Company shall
                  provide the Agent with (a) weekly cash flow projections, which projections shall forecast a minimum of four (4) weeks, (b) actual results for the preceding week and (c) a variance report comparing actual and projected results for the preceding week, including an explanation of the reasons for such variance;

                           (iii) Within ten (10) business days following the
                  last calendar day of each month, the Company shall provide the Agent with a certificate from the President or Vice President-Finance in sufficient detail demonstrating that the Company has complied with all provisions of this Agreement;

                           (iv) The Company shall provide, in a timely fashion,
                  all additional materials or information, financial or otherwise, reasonably requested by any of the Banks or the Agent or required in accordance with the Credit Agreement;

                           (v) The Company shall furnish to the Agent, on the
                  day the Company first obtains knowledge thereof, notice of the occurrence of any Event of Default (as defined herein) or each event which, with or without the giving of notice or lapse of time or both, would constitute an Event of Default, together with a statement of an authorized representative of the Company setting forth details of such Event of Default; and

                           (vi) The Company shall continue to furnish the Agent
                  in a timely fashion the following written material:

                                    (A) on the first day of each week, as of the
                           prior week's end, accounts payable aging for those creditors with outstanding balances in excess of Seventy Five Thousand Dollars ($75,000) and trade accounts receivable aging for those customers with outstanding balances in excess of Seventy Five Thousand Dollars ($75,000),

                                    (B) within three (3) business days after
                           receipt by the Company, copies of pleadings with respect to Cliffstar's and the Company's respective law suits against each other, and correspondence from or to the Company relating to any potential settlement of such litigation,

                                    (C) within three (3) business days after the
                           occurrence of any such event, notice and description of any lawsuits initiated by any vendors, including copies of any written materials relating to the same, and

                                    (D) within thirty (30) days of each month
                           end (1) balance sheet as of such month end; (2) profit and loss statement for the month and fiscal year to date period ended on such date; (3) cash flow statement for the month and fiscal year to date period ended on such date; (4) a Compliance Certificate as required under Section 7.4(d) of the Credit Agreement as of such date; and (5) a narrative regarding the Company's performance during such month including explanations of variances from the Company's projections and summaries of both cash and non-cash expenses and charges which have had material impact on the balance sheet and profit and loss statements during such month, and the status of trade credit including any actions known to have been taken by the Company's vendors after the date hereof to put the Company on a COD or CIA basis, or to stop any further shipments to the Company; and

                           (vii) The Company shall comply with all of the terms
                  of the Obligations; provided, however, that regularly scheduled payments of principal and interest otherwise due prior to the conclusion of the Forbearance Period may be deferred until February 12, 2001, or the earlier termination of the Banks' agreement to forbear; and

                           (viii) Within one (1) business day of the Company's
                  receipt thereof, the Company shall provide the Agent written notice of demand for payment made by the holder of any guaranty made by the Company.

                  (k) Notwithstanding the Banks' agreement to forbear, and notwithstanding the provisions of paragraphs 5(g) and 5(h) hereof, at any time during the Forbearance Period, and without further notice: (a) the Banks may take any or all actions permitted in paragraphs 3(g), 3(i), 5(a), 5(c), 5(d), 5(e), 6 and 7 of the Security Agreement which may be taken following the happening of an Event of Default and regardless of whether the Agent or the Banks have taken any other action following the happening of an Event of Default; and (b) the Agent may notify Cliffstar to make all future payments directly to the Agent for all amounts due and payable under that certain Promissory Note dated March 8, 2000, payable by Cliffstar to the Company; and

                  (l) The Company shall pay to the Agent on February 2, 2001, or the earlier termination of the Banks' agreement to forbear as provided herein, a fee in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000) (the "Forbearance Fee"); provided, however, that the Banks shall credit the outstanding Indebtedness to the extent such fee has been paid if the Company pays the Indebtedness in full on or before February 12, 2001. Interest on the Obligations shall continue to accrue at the default rate as provided in Section 2.2 of the Credit Agreement from November 13, 2000.

         6. Forbearance. The Banks and the Agent agree to forbear during the Forbearance Period from seeking immediate payment of the full amount of the Indebtedness, except to the extent provided herein, provided that the Company and the Guarantor strictly comply with all of the terms and conditions of this Agreement and provided further that no "Event of Default" (as hereinafter defined) shall occur. The Banks' and the Agent's agreement contained herein shall not nullify, extinguish, satisfy, release, discharge or otherwise affect the Company's or the Guarantor's obligations to the Banks and to the Agent or constitute a waiver of any Event of Default. The Company and the Guarantor acknowledge and agree that if any of the terms or conditions of this Agreement are not satisfied within the sole discretion of the Banks and the Agent, or any Event of Default occurs, the Banks' and the Agent's agreement to forbear shall terminate in accordance with the terms of this Agreement and the Banks and the Agent shall have all of their rights and remedies.

         7. Acknowledgments and Waivers. The Company and the Guarantor acknowledge and agree as follows:

                  (a) All of the Recitals are true and correct.


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

                  (b) The Current Defaults have occurred and, prior to giving effect to the Banks' and the Agent's agreements contained herein, payment of the entire amount of the Indebtedness is now due from the Company and the Guarantor. The Banks' and the Agent's agreement to forbear is not a waiver of the Current Defaults or any other Default or Event of Default. No further notice of default is required with respect to the Obligations. There has been no promise by the Banks or the Agent, whether express or implied, to forbear beyond the Forbearance Period, and the Company and the Guarantor understand that the Indebtedness is due and payable in any event as of the conclusion of the Forbearance Period or the earlier termination of this Agreement as provided herein.

                  (c) On account of the occurrence of the Current Defaults, pursuant to Section 10.14 of the Credit Agreement, the Company's consent to an assignment of any Note or portion thereof is not required. The Company hereby waives any further requirement for the Company's consent to any assignment of any Note or portion thereof.

         8. Representations and Warranties of the Company and the Guarantor. In order to induce the Banks to enter into this Agreement, and in recognition of the fact that the Banks and the Agent are acting in reliance thereupon, the Company (as to the Company) and the Guarantor (as to the Guarantor) hereby covenant, represent and warrant to the Banks and to the Agent that:

                  (a) The Company is duly incorporated and the Guarantor is duly organized, each is validly existing and in good standing under the laws of the State of Wisconsin and each has the power and authority and the legal right to own and operate its property, to lease the property it operates, and to conduct the business in which it is currently engaged.

                  (b) The chief executive office of the Company is, and continues to be, located at 800 First Avenue South, Wisconsin Rapids, Wisconsin 54495-8020.

                  (c) The Company and the Guarantor each has the power and authority to enter into, deliver, issue and perform all of its obligations under this Agreement. This Agreement, when duly executed and delivered on behalf of the Company and the Guarantor, will constitute the legal, valid and binding obligations of the Company and the Guarantor enforceable against the Company and the Guarantor in accordance with its terms.

                  (d) No consent or authorization of, filing with, or act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. The execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action, where applicable, (ii) will not violate any requirement of law or any contractual obligation of the Company or the Guarantor and (iii) will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any requirement of law or contractual obligation.

                  (e) No information, financial statement, exhibit or report furnished by the Company or the Guarantor to the Banks and the Agent in connection with the negotiation of, or pursuant to, this Agreement contains any material misstatement of fact, omits to state a material fact, or omits any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         9. Events of Default. An event of default pursuant to this Agreement (an "Event of Default") shall have occurred hereunder if:

                  (a) The Company or the Guarantor fails to comply with any term, covenant or agreement contained herein; or

                  (b) Any representation or warranty made by the Company or the Guarantor herein or in any certificate, document, financial statement or other statement furnished at any time under, and in connection with, this Agreement, the Obligations or the Guaranty proves to have been incorrect in any material respect on or as of the date made; or

                  (c) The Obligations, the Security Agreement, the Mortgages, the IP Grant, the Collateral Pledge Agreement, the Guarantor IP Grant, or any financing statement or mortgage necessary to perfect the security interest granted in the Credit Agreement, the Security Agreement, the Mortgages, the IP Grant, the Collateral Pledge Agreement or the Guarantor IP Grant ceases to be in full force and effect or ceases to create a lien on and security interest in the Collateral, the Real Estate Collateral, the Trademark Collateral, the Cliffstar Collateral or the Guarantor Trademark Collateral or for any other reason the Banks and the Agent shall cease to have a perfected lien on and security interest in any of the foregoing; or

                  (d) Any of this Agreement, the Obligations, the Security Agreement, the Mortgages, the IP Grant, the Collateral Pledge Agreement, the Guaranty or the Guarantor IP Grant shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the parties thereto or the parties thereto shall deny that any of them has any or further liability or obligations thereunder or hereunder, as the case may be; or

                  (e) The Company or the Guarantor (i) admits in writing that it is insolvent; (ii) makes a general assignment for the benefit of creditors; (iii) makes a general assignment to an agent authorized to liquidate a substantial amount of its property; (iv) files, or consents to the filing of, or the Board of Directors of either the Guarantor or the Company votes to authorize the filing of any proceeding, petition or case under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors which constitutes the commencement of a case and/or constitutes an order for relief or which seeks: (A) an adjudication that it is bankrupt or insolvent, (B) a reorganization, arrangement, winding up, liquidation, dissolution, composition or other relief with respect to its debts, or (C) the appointment of a receiver, trustee, custodian or other similar official for it or any substantial portion of its assets; (v) has filed against it such a proceeding, petition or case; or (vi) has filed against it any proceeding or action which seeks the issuance of a warrant, attachment, execution, distraint or similar process against any part of its assets with a book value of One Hundred Thousand Dollars ($100,000) or more in the aggregate if such a proceeding or action results in the issuance of such process and such process is not vacated, discharged, stayed or fully bonded within two
         (2) days of entry thereof; or

                  (f) Any "Event of Default" or "default," as either term is defined in any document comprising the Obligations, the Security Agreement, the Mortgages, the IP Grant, the Guarantor IP Grant, the Collateral Pledge Agreement or the Guaranty, other than the Current Defaults and continuing occurrences of defaults of the same nature, shall occur after the date hereof; provided, however, that the failure to make any regularly scheduled payment of principal or interest that comes due prior to the conclusion of the Forbearance Period or the earlier termination of the Banks' agreement to forbear, as provided herein, or the failure to observe, during the Forbearance Period, any of the financial covenants contained in sections 7.8-7.10 of the Credit Agreement shall not constitute an Event of Default as defined herein; or

                  (g) Equitable takes any action to accelerate or enforce the obligations of the Company to Equitable, or to foreclose its mortgages on the Company's assets or accepts a surrender or transfer to it of all or any part of its collateral including by way of acceptance of a deed in lien of foreclosure; or

                  (h) Any material adverse change in the business, financial condition or property of the Company or the Guarantor shall occur.

         Upon the occurrence of an Event of Default hereunder, the Forbearance Period shall, at the election of the Required Banks (except with respect to (e) in which event the Forbearance Period shall automatically terminate), immediately terminate, without notice to the Company or the Guarantor, and the Banks and the Agent shall have all of their rights and remedies as provided in the Obligations, the Security Agreement, the Mortgages, the IP Grant, the Collateral Pledge Agreement, the Guaranty and the Guarantor IP Grant, as well as, any further rights and remedies provided by law. In addition to the foregoing remedies, upon the occurrence of an Event of Default (except for an Event of Default occasioned by either the failure to comply with section 5(c) hereof or the failure to deliver the work papers of either Houlihan or Hilco as required under sections 5(b) and 5(f) hereof, respectively) hereunder, the Company shall retain both (i) a manager acceptable to the Required Banks who will assume the responsibilities of a chief executive officer and a chief operating officer and who will report directly to the Board of Directors of the Company and (ii) investment bankers acceptable to the Required Banks to sell the assets of the Company either individually or as a whole. The Company, acting through its Board of Directors, shall make good faith efforts to sell the assets of the Company or the Company as a whole. The Company will provide to the Agent and the Banks all information relating to any expressions of interest in purchasing all or any assets of the Company. In the event the Company receives an offer to purchase any asset of the Company, it will promptly advise the Agent of such offer and, upon request of the Required Banks, it will voluntarily surrender to the Banks any assets subject to such offer to purchase, which assets may then be sold under Article 9 of the Uniform Commercial Code if the Required Banks so elect. The Banks' or the Agent's receipt of any payment after the occurrence of any Event of Default shall not constitute a waiver of the Event of Default or of the Banks' and the Agent's rights and remedies upon such Event of Default.

         10. Right to Enter Mortgaged Premises. Upon the occurrence of an Event of Default hereunder, the Banks and the Agent shall have the right to enter and use the property described in the Mortgages, rent free, for such period of time as shall be necessary to liquidate the Collateral.

         11. Release. The Company and the Guarantor and each of their affiliates, representatives, officers, directors, agents, employees, and attorneys as well as their predecessors, successors and assigns (collectively, the "Releasing Parties") forever release and discharge the Banks and the Agent and their respective affiliates, officers, directors, shareholders, agents, representatives, attorneys and employees, predecessors, successors and assigns (collectively, the "Released Parties"), and each of them, past and present, from any and all actions, obligations, costs, damages, losses, claims, liabilities and demands of whatever kind and nature which the Releasing Parties have had, now have or hereafter may have, arising from or by reason of or in any way connected with any transaction, matter, event or circumstance which occurred or existed on or prior to the date hereof. It is understood and agreed that this release is not to be construed as an admission of liability on the part of the Banks, the Agent or the Released Parties.

         12. Limitation of Liability. Neither the Banks nor the Agent nor any of the Released Parties shall be liable to the Releasing Parties for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or in connection therewith except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. Except as provided in the preceding sentence, no claim may be made by the Releasing Parties against the Banks, the Agent or the Released Parties for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim is based in contract or tort or duty imposed by law) arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith. The Releasing Parties hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         13. Miscellaneous.

                  (a) The terms and conditions stated herein shall constitute the complete and exclusive statement of the terms hereof and shall supersede all prior oral or written statements of any kind whatsoever made by the parties or their representatives concerning the terms hereof. No statement or writing subsequent to the date hereof which purports to modify or add to the terms or conditions hereof shall be binding unless contained in a writing which makes specific reference to this Agreement and which is signed by all parties hereto.

                  (b) This Agreement inures to the benefit of the Banks and the Agent and their respective successors and assigns, and it binds the Company and the Guarantor and their respective successors, heirs and assigns. This Agreement may be executed in any number of counterparts, which shall be effective as to each signatory upon execution of any counterpart by such signatory.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

                  (d) Without limitation of any terms or provisions of the Obligations or the Guaranty, the Company and the Guarantor shall be obligated to pay all the fees and out-of-pocket expenses incurred by the Banks and the Agent in connection with the review, negotiation, preparation and execution of this Agreement including, but not limited to, all reasonable attorneys' fees and disbursements, and in the event that any action shall be required in order to collect upon the Obligations or the Guaranty, all of the Banks' and the Agent's fees and out-of-pocket expenses incurred in connection therewith, including all reasonable attorneys' fees and disbursements.

                  (e) Except as amended by this Agreement, all of the terms and conditions of the Obligations and the Guaranty shall remain in all other respects in full force and effect.

                  (f) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY OR THE GUARANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OBLIGATIONS OR THE GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF WISCONSIN, COUNTY OF MILWAUKEE.

                  (g) BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY AND THE GUARANTOR FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES
         IRREVOCABLY:

                           (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE
                  NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                           (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                           (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH
                  PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO IT AT ITS ADDRESS PROVIDED BY ITS SIGNATURE LINE;

                           (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii)
                  ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION IN ANY SUCH PROCEEDING AND IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                           (v) AGREES THAT THE BANKS AND THE AGENT RETAIN THE
                  RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION; AND

                           (vi) AGREES THAT THE PROVISIONS OF THIS SUBSECTION
                  RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE BY LAW.

                  (h) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, THE GUARANTY OR ANY OF THE DEALINGS BETWEEN THE PARTIES HERETO. EACH PARTY HERETO ACKNOWLEDGES THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR FUTURE DEALINGS.

                                       NORTHLAND CRANBERRIES, INC.


800 First Avenue South                 By: /s/John Swendrowski
                                          --------------------------------------
Wisconsin Rapids, WI 54495-8020        Its:
                                           -------------------------------------

                                       NCI FOODS, LLC


800 First Avenue South                 By: /s/John Swendrowski
                                          --------------------------------------
Wisconsin Rapids, WI 54495-8020        Its:
                                           -------------------------------------

                                       FIRSTAR BANK, N. A., as Agent and a Bank


777 East Wisconsin Avenue              By: /s/
                                          --------------------------------------
Milwaukee, WI  53202                   Its:
                                           -------------------------------------

                                       WELLS FARGO BANK MINNESOTA, N. A.

730 Second Avenue South, Suite 500
MAC N9314-050                          By: /s/
                                          --------------------------------------
Minneapolis, MN  55479                 Its:
                                          --------------------------------------

[Signatures continued on following page.]

                                       U. S. BANK NATIONAL ASSOCIATION

MPFP2516
601 Second Avenue South                By: /s/
                                          --------------------------------------
Minneapolis, MN 55402-4302             Its:
                                           -------------------------------------

                                       BANK OF AMERICA, NATIONAL ASSOCIATION


231 South LaSalle Street               By: /s/
                                          --------------------------------------
Chicago, IL  60697                     Its:
                                           -------------------------------------

                                       ST. FRANCIS BANK, F.S.B.


13400 Bishops Lane, Suite 190          By: /s/
                                          --------------------------------------
Brookfield, WI  53005-6203             Its:
                                           -------------------------------------

                                       M&I MARSHALL & ILSLEY BANK


770 North Water Street                 By: /s/
                                          --------------------------------------
Milwaukee, WI  53202                   Its:
                                           -------------------------------------

                                       FLEET CAPITAL CORPORATION

One South Wacker Drive
Suite 1400                             By: /s/
                                          --------------------------------------
Chicago, IL  60606                     Its:
                                           -------------------------------------

                                       BANK ONE, NA


111 East Wisconsin Avenue              By: /s/
                                          --------------------------------------
Milwaukee, WI  53202                   Its:
                                           -------------------------------------

                                       LaSALLE BANK NATIONAL ASSOCIATION


411 East Wisconsin Avenue              By: /s/
                                          --------------------------------------
Milwaukee, WI  53202                   Its:
                                           -------------------------------------